                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   MBIA Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

--------------------------------------------------------------------------------
            MBIA INC.                                  DAVID H. ELLIOTT
            113 King Street                            Chairman
            Armonk, NY 10504
            914 273 4545


[LOGO]  MBIA

                                  March 31, 1997

Dear Shareholder:

  On May 15, 1997, MBIA Inc. will hold its annual meeting of shareholders and I am pleased to invite you on behalf of the Board of Directors to join us so we can report to you on the activities of the Company during 1996 and discuss the outlook for 1997. The meeting will be held in our headquarters at 113 King Street, Armonk, New York, at 10:00 a.m.

  This year you are being asked to act on the following: (a) the election of directors; and (b) the selection of independent auditors for 1997. These proposals are described in the attached proxy statement which you are encouraged to read fully.

  Whether or not you plan to attend the meeting, it is important that your shares be represented. Regardless of the number of shares you own, please date, sign and return the enclosed proxy promptly.

  We appreciate your continued support.

                                  Sincerely,

                                  /s/ David H. Elliott
                                  David H. Elliott
                                  Chairman

                                   MBIA INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of MBIA Inc.:

  The annual meeting of the shareholders of MBIA Inc. will be held at the Company's headquarters, 113 King Street, Armonk, New York 10504, on Thursday, May 15, 1997 at 10:00 a.m., New York time, for the following purposes:

    PROPOSAL 1: To elect 12 directors of the Company for terms expiring at the 1998 Annual Meeting;

    PROPOSAL 2: To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the Company for the year 1997;

  and to transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 27, 1997 will be entitled to vote at the meeting, whether in person or by proxy. Please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Shareholders who attend the meeting may revoke their proxies and vote in person, if they wish to do so.

                                          By order of the Board of Directors,

                                          /s/ Louis G. Lenzi

                                          Louis G. Lenzi Secretary

113 King Street Armonk, New York 10504 March 31, 1997

                                   MBIA INC.

                                PROXY STATEMENT

  Your proxy in the form enclosed is solicited by the Board of Directors of MBIA Inc. (the "Company"). Your proxy may be revoked by you at any time prior to its use. The shares represented by the proxies received will be voted at the meeting, or any adjournment thereof, in accordance with such specifications as are made therein or, if no such specifications are made, in accordance with the recommendations of the Board of Directors.

  The record date for the determination of shareholders entitled to vote at the meeting is March 27, 1997. On the record date, there were outstanding 43,334,086 shares of the Company's Common Stock ("Common Stock"), constituting all of the outstanding voting securities of the Company. Each share is entitled to one vote. Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting but are deemed not to have voted on any proposal. Directors are elected by a plurality of the votes cast. The vote required for ratification of the independent auditors is a majority of shares voting.

  The mailing address of the executive offices of the Company is 113 King Street, Armonk, New York 10504. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed, on or about March 31, 1997, to shareholders of record on the record date.

PROPOSAL 1:

                             ELECTION OF DIRECTORS

  All of the Company's directors are elected at each annual meeting of shareholders. At the 1997 Annual Meeting, the shareholders will elect 12 directors to serve for a term expiring at the 1998 Annual Meeting. Mr. Robert
B. Nicholas, a director of the Company since 1986, is not standing for re-election at the 1997 Annual Meeting.

  The names of the nominees being presented for consideration by the shareholders, their ages, the years they have been directors of the Company, their principal occupations over the past five years, their current positions with the Company and certain other directorships held by them are set forth below. The shares represented by all proxies received will be voted for these nominees, except to the extent authority to do so is withheld as provided for in the enclosed proxy card. If any such nominee should be unable or unwilling to serve (an event not now anticipated), all proxies received will be voted for the person, if any, as shall be designated by the Board of Directors to replace such nominee. The Board has set a policy that no person who has attained the age of 70 years or older shall be nominated to be a director.

Joseph W. Brown, Jr. Mr. Brown is Chairman and Chief Executive Officer of
                     Talegen Holdings, Inc. (insurance company). From 1989 through 1991, Mr. Brown was President and Chief Executive Officer of Fireman's Fund Insurance Company where he had been employed in various capacities since 1974. He is a director of Talegen Holdings, Inc. and Constitution Re Corporation. Mr. Brown has served as a director of the Company since 1990 and previously served as a director from December of 1986 through May of 1989. Age 48.

David C. Clapp       Mr. Clapp is currently a limited partner of The Goldman
                     Sachs Group, L.P. From 1990 until late 1994, he was
                     Partner-in-charge of the Municipal Bond Department at
                     Goldman Sachs & Co. (investment bank). He is past
                     Chairman of the Municipal Securities Rulemaking Board,
                     President of the Board of Trustees of the Museum of the City of New York and Chair of the New York Arthritis
                     Foundation. Mr. Clapp has served as director of the Company since 1994. Age 59.

Gary C. Dunton
                     Mr. Dunton is President of the Family and Business Insurance Group, USF&G Insurance, a company he has been associated with since 1992. From 1980 to 1992, Mr. Dunton was employed at Aetna Life & Casualty Company, most recently as Vice President of Standard Commercial Markets. He joined the MBIA Inc. Board in 1996 and also currently serves as a member of the Board of Trustees for the American Institute for Chartered Property Casualty Underwriters and the Insurance Institute of America. Age 41.

David H. Elliott     Mr. Elliott is the Chairman of the Company and Chairman
                     of MBIA Insurance Corporation ("MBIA Corp.") From 1986 to
                     1991, he served as the President and Chief Operating
                     Officer of the Company and MBIA Corp. He has been a director of the Company since March of 1988. He is a director of MBIA Corp., and was the President of the Municipal Bond Insurance Association (the "Association"),
                     MBIA Corp.'s predecessor, from 1976 to 1980 and from 1982 to 1986. Mr. Elliott is a member of the board of Gryphon
                     Holdings, Inc. Age 55.

Claire L. Gaudiani   Dr. Gaudiani has been President of Connecticut College
                     since 1988. Dr. Gaudiani serves as a director of Southern
                     New England Telephone Company, Public Radio International and the Citizen's Bank--Connecticut. She has been a director of the Company since being elected at the 1992
                     Annual Meeting. Age 52.

William H. Gray, III Mr. Gray is President and Chief Executive Officer of the
                     United Negro College Fund, Inc. Mr. Gray has served as Special Advisor to the President on Haiti, Majority Whip and Budget Chairman for the U.S. House of Representatives, a faculty member at several colleges, and has been pastor of the 5,000 member Bright Hope Baptist Church in Philadelphia for 24 years. He serves as a director of The Chase Manhattan Corporation, The Prudential Insurance Company of America, Warner-Lambert Company, Westinghouse Electric Corporation, Union Pacific Corporation, Rockwell International Corp. and Electronic Data Systems Incorporated. Mr. Gray has been a director of the Company since 1992. Age 55.

Freda S. Johnson     Ms. Johnson is President of Government Finance
                     Associates, Inc. (municipal finance advisory company), a firm which she has been associated with since late 1990.
                     From early 1990 until December 1990, she was an independent public finance advisor. She served as Executive Vice President and Executive Director of the
                     Public Finance Department of Moody's Investors Service,
                     Inc. from 1979 to 1990. Ms. Johnson is a member of the National Association of State Auditors, Comptrollers and
                     Treasurers' National Advisory Board on State and Local
                     Government Secondary Market Disclosure and a member of the corporate advisory board of Queens College. She is also a past director of the National Association of Independent Public Finance Advisors and was a member of the Municipal Securities Rulemaking Board's MSIL
                     Committee on Dissemination of Disclosure Information. Ms.
                     Johnson has served on the Company's Board of Directors since July of 1990. Age 49.

Daniel P. Kearney
                     Mr. Kearney is Executive Vice President of Aetna Inc. (insurance company). Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a managing director at Salomon Brothers Inc. (investment bank) in charge of the mortgage finance and real estate finance departments from 1977 to 1988. Mr. Kearney also serves on the boards of several Aetna insurance companies and registered investment companies. Mr. Kearney has served on the Company's Board of Directors since being elected at the 1992 Annual Meeting. Age 57.

James A. Lebenthal   Mr. Lebenthal has been Chairman of Lebenthal & Co., Inc.,
                     a broker-dealer of municipal bonds, since 1978. From 1986 to 1988, Mr. Lebenthal was also President of Lebenthal &
                     Co., Inc. He is Vice Chairman of the Rebuild America
                     Coalition. Mr. Lebenthal has been a director of the Company since August of 1988. Age 68.

Pierre-Henri Richard Mr. Richard has been Chairman and Chief Executive Officer of the European banking group DEXIA (banking and municipal finance) since 1996. He was Chairman and Chief Executive Officer of Credit Local de France from 1993-1996, having acted as Chairman of the executive board of Credit Local de France from 1987 to 1993. From 1983 to 1993, he was Deputy Directeur General of the Caisse des Depots et Consignations, in charge of municipal finance. He serves as a director of the European Investment Bank and Air France Group. Mr. Richard has been a director of the Company since January of 1990. Age 56.

John A. Rolls
                     Mr. Rolls has been President and Chief Executive Officer of Thermion Systems International since 1996. From 1992 until 1996, he was President and Chief Executive Officer of Deutsche Bank North America. Prior to joining Deutsche Bank in 1992, he served as Executive Vice President and Chief Financial Officer of United Technologies from 1986 to 1992. He is a director of Bowater, Inc. and Conceptronics, Inc. and a trustee of the Center for Technology Commercialization--NASA Northeast Region Technology Transfer Center. Mr. Rolls joined the Company's Board in 1995. Age 55.

Richard L. Weill     Mr. Weill is President of the Company and MBIA Corp. From
                     1991 to 1994, he served as Executive Vice President of the Company and MBIA Corp., having served as General
                     Counsel and Secretary to both companies from 1989 to 1991. Mr. Weill was formerly a partner with the law firm of Kutak Rock, with which he was associated from 1969 to 1989. He joined the Company's Board in 1995 and also is a director of MBIA Corp. Age 54.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the year ended December 31, 1996, the Board of Directors of the Company (the "Board") met five times. At year end, there were six Committees of the Board, whose activities are discussed below.

  The Executive Committee, which at year end consisted of Messrs. Brown, Elliott (chairman), Kearney, and Lebenthal, did not meet during 1996. The Executive Committee is authorized, subject to limitations set forth in the By-Laws of the Company, to exercise powers of the Board during intervals between Board meetings. William O. Bailey, who did not stand for reelection at the 1996 Annual Meeting, was a member of the Executive Committee.

  The Finance Committee, which at year end consisted of Messrs. Brown, Clapp, Rolls (chairman) and Weill, met three times during 1996. This Committee approves the general investment policies and objectives of the Company and monitors investment activities and portfolio holdings, including review of investment performance and asset allocation. Mr. Bailey was a member of the Finance Committee.

  The Risk Oversight Committee, which at year end consisted of Mr. Kearney (chairman), Ms. Johnson, Messrs Clapp, Lebenthal and Nicholas, met twice during 1996. This Committee monitors the underwriting process in order to assure general compliance with underwriting guidelines and reviews significant changes in general underwriting policy and guidelines which are proposed by management. It also reviews proposals to develop new product lines which are outside the scope of existing businesses.

  The Compensation and Organization Committee, which at year end consisted of Messrs. Brown (chairman), Clapp, Ms. Gaudiani and Mr. Kearney, met twice during 1996. This Committee reviews and approves overall policy with respect to compensation matters. The Committee annually reviews the performance of the Chairman, recommends to the Board the compensation to be paid to the Chairman and approves the compensation to be paid to the officers reporting to the Chairman. The Committee also reviews significant organizational changes and executive succession planning.

  The Audit Committee, which at year end consisted of Ms. Johnson (chairperson), Messrs. Gray, Lebenthal, Nicholas and Rolls, met two times during 1996. Its functions include reviewing the Company's annual financial statements, meeting with the Company's internal auditor concerning the adequacy of internal controls and review of the surveillance of insured issues, and meeting with the Company's independent certified public accountants and with financial and legal personnel of the Company. It is also a function of the Committee to recommend to the Board the appointment of the Company's independent auditors.

  The Committee on Directors, which at year-end consisted of Mr. Elliott, Ms. Gaudiani and Mr. Gray (chairman), met two times during 1996. This Committee makes recommendations to the Board on Director nominees and on the size and composition of the Board. It also recommends guidelines and criteria for the selection of nominees.

  The annual fee paid for the services of a director who is not an executive officer of the Company was $26,000 and the fee paid for attendance at Board or Committee meetings was $2,000, with the non-employee chairman of a committee receiving an additional $1,000. Additionally in December of 1996, the Compensation and Organization Committee approved an annual award of stock units equivalent to $10,000 to be made to each non-employee Director as additional compensation. Directors who are also executive officers of the Company receive no additional compensation for their services as Directors. The Company has a Deferred Compensation and Stock Ownership Plan for Non-Employee Directors. Pursuant to this plan, all non-employee Directors are eligible to elect to defer all or a portion of their fees and to receive payment of either their current fees or their deferred fees in cash or in shares of

Common Stock of the Company. As of year-end, seven of the non-employee Directors elected to participate in this plan. All Directors attended at least 80% of the meetings of the Board and of its Committees on which they served.

COMPENSATION AND ORGANIZATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation and Organization Committee, at year-end, were Joseph W. Brown, Jr. (chairman), David C. Clapp, Claire L. Gaudiani and Daniel P. Kearney. There are no members of the Company's Compensation and Organization Committee who are current or former employees of the Company.

      REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE ON EXECUTIVE
                                 COMPENSATION

To: The MBIA Inc. Board of Directors

  As part of its Charter, the MBIA Inc. Compensation and Organization Committee (the "Committee") has, among its duties, the responsibility to recommend to the Board the compensation, including bonus and the awarding of stock options and other long-term incentives, to be paid to the Chairman and Chief Executive Officer, and to review and approve the recommendations of the Chairman and Chief Executive Officer as to the compensation, including bonuses and the awarding of stock options and other long-term incentives, to be paid to the executive officers reporting to the Chairman and Chief Executive Officer. The Committee is presently composed entirely of independent outside directors who are neither current nor former employees of the Company.

ELEMENTS OF COMPENSATION

  The Company's compensation philosophy is to pay all employees, including executive officers, for actual performance based on level of responsibility in a manner which motivates such employees to perform at the highest possible level and assures that the Company attracts and retains highly qualified employees in its competitive marketplace. The Company achieves these objectives by using a combination of both fixed (i.e., salary) and variable (i.e., annual bonus and, when applicable, stock options and other long-term incentives) compensation.

  In 1996, the Committee reviewed the compensation of the Company's executive officers, comparing it to a group of twenty-two peer companies. Based on the results of this study, the Committee determined to make adjustments in the compensation of the executive officers.

ANNUAL COMPENSATION

  Executive officer salaries are based on job content of each position, the market relative to comparable positions, the individual's relevant experience and the actual performance of each executive. Salary changes are based on changes in responsibilities, the individual's performance and competitive market conditions. For purposes of comparability of salaries and salary changes, the Committee considers the median figures for the Company's primary competitors in the financial guaranty industry (note: only one of MBIA's primary competitors has been publicly traded for any significant period of time and none of MBIA's competitors are included in any of the indices in the stock performance graph).

  Individual bonuses reflect Company performance and the individual's personal contribution to the achievement of the Company's goals and the contribution of the operating units for which such individual is responsible. Bonus ranges are established for each job position as a function of base salary, e.g., for 1996 the bonus range for the Chairman and Chief Executive Officer was 0%-100% of base salary. The size of the Company bonus pool is approved at year end by this Committee based on its determination of the Company's absolute and relative performance. The performance factors considered are return on equity, earnings per share, adjusted book value per share, the relative performance of peer group companies and the achievement of the Company's business plan goals. In 1996, each of these performance goals were substantially met or exceeded and individual bonuses were made from a pool that the Committee approved which aggregated 52% of all salaries. In addition, the Committee continued its practice of awarding executive officers with restricted shares of the Company's Common Stock in lieu of a portion of their bonus.

  Executive officer salary changes and bonuses are based on the Company's performance in certain areas, including return on equity, earnings per share, adjusted book value per share, performance relative to the Company's peer group, success in reaching the business plan and strategic goals set for each division, expense management and employee development and the individual officer's personal contribution to the achievement of these goals. The weight and effect of any of these factors on the compensation of each executive officer varies depending on the individual responsibility of such officer.

  The Chairman and Chief Executive Officer's salary and bonus are a function of how the Company performed in the following areas: return on equity; earnings per share; adjusted book value per share; relative performance to peer group companies (the "Financial Goals"); and achievement of the Company's business plan goals. For the Chairman and Chief Executive Officer, the Committee gave 50% weight to the Financial Goals and 50% weight to the Company's business plan goals. In the core municipal bond business, domestic municipal finance volume for the Company increased 20% in 1996. In addition, the Company achieved a 13.7% return on equity versus the 13.8% earned in 1995, while earnings per share were up 16% over the previous year and the book value per share was $57.28, an increase of 8% over 1995. The Company's business plan goals were substantially met, including generating returns in excess of the Company's cost of capital, increasing market penetration in both the municipal bond and the structured finance markets and maintaining the Company's position as the financial guaranty insurance industry's lowest cost producer. Based on this performance, the Committee awarded the Chairman and Chief Executive Officer a bonus of $325,000 in cash, and a restricted stock award equivalent to $325,000, compared to a 1995 bonus of $225,000 in cash, and a restricted stock award equivalent to $225,000 and increased his salary to $575,000, effective January 1, 1997.

LONG-TERM INCENTIVES

  The Company's Long-Term Incentive Plan (the "Plan") is designed to align the interests of higher level employees with those of shareholders. The Plan authorizes both the annual granting of stock options as well as the payment of incentive compensation in the form of cash or stock at the end of a multi-year cycle based on the Company attaining certain performance goals. Awards under the Plan are divided equally, with 50% of the award given in stock options and 50% of the award (multiplied by 1.5 since this portion will not be awarded annually) to be paid in cash or shares of Company stock. Target levels for the Plan are a percentage of total salary and bonus based upon an individual's position. The awards under the Plan are typically granted from the Vice-President position up to and including the Chairman and Chief Executive Officer.

  The payment of the incentive award is made upon the achievement of a specified level of growth in adjusted book value per share ("ABV") of the Company's stock. The ABV portion of the Plan is awarded every other year commencing December 1995. Therefore, no ABV award was given in 1996.

  The stock option grants provide the right to purchase shares of common stock at the fair market value (closing price) of the stock on the date of the grant. Each option vests over five years and has a ten-year term. Because the grants are based on an annual formula, prior option grants are not taken into account in determining the number of options granted in any year. In December 1996, based on the above formula, 156,370 options were awarded.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Based on currently prevailing authority, including proposed Treasury regulations issued in December 1995, and in consultation with outside tax and legal experts, the Committee has determined that it is unlikely that the Company would pay any amounts in 1997 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended.

                                          Respectfully submitted,

                                          MBIA Inc. Compensation and
                                          Organization Committee

                                          Joseph W. Brown, Jr., Chairman
                                          David C. Clapp
                                          Claire L. Gaudiani
                                          Daniel P. Kearney

                                  MBIA, INC.

                         I. SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                       ANNUAL COMPENSATION         COMPENSATION AWARDS
                 ------------------------------- -----------------------
  NAME &                            OTHER ANNUAL  RESTRICTED  SECURITIES  ALL OTHER
 PRINCIPAL                          COMPENSATION STOCK AWARDS UNDERLYING COMPENSATION
 POSITION   YEAR SALARY($) BONUS($)     ($)         (A)($)    OPTIONS(#)    (B)($)
 ---------  ---- --------- -------- ------------ ------------ ---------- ------------
David H.    1996 $525,000  $325,000   $13,098      $325,000     25,000     $230,703
Elliott
Chairman    1995  525,000   225,000    13,203       225,000      6,630      200,877
and CEO
            1994  525,000   365,000    22,356           n/a     50,000      180,430
Richard L.  1996  350,000   245,000     9,376       135,000     12,340      109,156
Weill
President   1995  350,000   200,000     9,475       100,000      4,150      127,219
            1994  300,500   228,000    10,260           n/a     38,700      103,561
James E.    1996  245,000   165,000    10,032        85,000      6,430       65,585
Malling
Executive   1995  245,000   150,000    10,098        50,000      2,840       78,166
 Vice-      1994  230,000   150,000     9,700           n/a     24,200       98,025
 President
Julliette   1996  230,000   100,000     3,340        60,000      7,720       82,689
S. Tehrani
Executive   1995  210,000   105,000     3,727        35,000      2,360       65,895
 Vice-      1994  200,000   114,000     3,431           n/a     14,700       53,326
 President,
 CFO and
 Treasurer
Neil G.     1996  197,500   140,000     1,644        60,000      6,940       63,033
Budnick
Executive   1995  178,000   130,000     1,563           n/a      2,040       49,311
 Vice-      1994  172,000   115,000     1,190           n/a      6,800       45,128
 President

--------
(a) Represents a portion of the annual bonus awarded to Messrs. Elliott, Weill and Malling, Ms. Tehrani and Messr. Budnick paid in 3,190, 1,325, 854, 589 and 589 shares of restricted stock, respectively. The shares were valued at the closing price on December 4, 1996, the date of the award. The aggregate number (i) and value (ii) of the restricted stock holdings at year-end was as follows: Elliott--(i)6,107 and (ii)$618,334; Weill--
    (i)2,622 and (ii)$265,478; Malling--(i)1,482 and (ii)$150,053; Tehrani--
    (i)1,043 and (ii)$105,004 and Budnick--(i)589 and (ii)$59,636. Dividends
    are paid on the restricted stock at the same rate payable to all common shareholders and thus are not reflected in the amounts reported.
(b) Consists of (i) contributions to the Company's money purchase pension plan and 401(k) plan, and (ii) premiums paid on behalf of such employees under a split-dollar life insurance policy. Such amounts in 1996 were as follows: Elliott--(i)$176,250 and (ii)$54,453; Weill--(i)$109,500 and
    (ii)$29,656; Malling--(i)$74,250 and (ii)$11,335; Tehrani--(i)$67,500 and
    (ii)$15,189 and Budnick--(i)$59,625 and (ii)$3,408.

                                   MBIA INC.

                           II. OPTION GRANTS IN 1996

                               INDIVIDUAL GRANTS

                        NUMBER OF    PERCENT OF
                       SECURITIES   TOTAL OPTIONS EXERCISE              FAIR VALUE
                       UNDERLYING    GRANTED TO     PRICE                OF OPTION
                         OPTIONS    EMPLOYEES IN  PER SHARE EXPIRATION   AWARD ON
  NAME                GRANTED(A)(#)     1996       ($/SH)      DATE    GRANT DATE(B)
  ----                ------------- ------------- --------- ---------- -------------
David H. Elliott         25,000           16%     $101.875     2006      $704,373
Richard L. Weill         12,340            8%     $101.875     2006       347,678
James E. Malling          6,430            4%     $101.875     2006       181,165
Julliette S. Tehrani      7,720            5%     $101.875     2006       217,510
Neil G. Budnick           6,940            4%     $101.875     2006       195,534

--------
(a) The options were granted at an exercise price equal to the closing price of the stock on the date of the grant, have a ten-year term and vest as follows: year 1--0%; year 2--40%; year 3--60%; year 4--80%; year 5--100%
    (subject to certain acceleration provisions if there occurs a change in control of the Company or upon the death, disability or retirement of the employee). Mr. Elliott's 25,000 stock options granted in 1996 will vest as noted above. However, he has agreed not to exercise any of these stock options until the full five-year vesting period has concluded except to convert these vested options into MBIA Inc. stock ownership and pay the related taxes associated with this transaction. That stock will then also be held for at least the five-year vesting period that covers this 1996 grant.
(b) The fair value is based upon the Black-Scholes option valuation model. Black-Scholes is a mathematical model used to estimate the theoretical price an individual would pay for a traded option. The actual value an executive may realize will depend on the excess of the stock price over the exercise price. There is no assurance the value realized will be at or near the value estimated by Black-Scholes. This model used the grant date of December 4,1996. The fair value of the options granted on that date is $28.1749 per option based on: (1) an exercise price of $101.875, (2) an option term of 5.52 years, (3) a future dividend yield of 1.492% , (4) a risk-free interest rate of 5.96% and (5) an estimated stock price volatility of 0.2110.

                                   MBIA INC.

   III. AGGREGATED OPTION EXERCISES IN 1996 AND 1996 YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING OPTIONS AT    IN-THE-MONEY OPTIONS AT
                        SHARES                     DECEMBER 31, 1996(#)     DECEMBER 31, 1996(B)($)
                      ACQUIRED ON     VALUE      ------------------------- -------------------------
      NAME            EXERCISE(#) REALIZED(A)($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----            ----------- -------------- ----------- ------------- ----------- -------------
David H. Elliott        31,960      $2,235,225     131,390      65,630     $7,653,885   $1,708,699
Richard L. Weill        15,000         909,063      82,480      41,710      4,766,700    1,206,241
James E. Malling        10,000         641,175      24,680      25,790      1,058,440      795,550
Julliette S. Tehrani    21,608       1,987,554      41,192      20,100      2,504,495      514,038
Neil G. Budnick         12,000         450,113       8,800      16,880        340,915      407,498

--------
(a)* The "Value Realized" is equal to the fair market value on the date of exercise, less the exercise price, equals the number of shares acquired.
(b) These values are equal to $101.25, the fair market value of the shares underlying the options on December 31, 1996, less the exercise price, times the number of options.

                        [PERFORMANCE GRAPH]

                MBIA Inc. Con         S&P Financial      S&P 500 Ind

1991                 100                   100               100
1992                 133                   120               104
1993                 134                   130               112
1994                 122                   121               110
1995                 166                   182               148
1996                 228                   240               178

PROPOSAL 2:

                       SELECTION OF INDEPENDENT AUDITORS

  Coopers & Lybrand L.L.P. currently serve as the Company's independent auditors. They have served in that capacity since the Company's founding in 1986, and prior to that served as the independent auditors of the Municipal Bond Insurance Association, starting in 1974. During 1996, Coopers & Lybrand L.L.P. examined the accounts of the Company and its subsidiaries and also provided other services to the Company in connection with Securities and Exchange Commission filings.

  Upon recommendation of the Audit Committee, the Board has appointed Coopers & Lybrand L.L.P. as the independent auditors of the Company for 1997. The shareholders are asked to approve this action of the Board.

  It is anticipated that one or more representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with an opportunity to make a statement, if desired, and will be available to answer appropriate questions from shareholders present.

                                 OTHER MATTERS

  The Board knows of no other business to be brought before the meeting other than as set forth above. If any other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgment of such matters.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below contains certain information with respect to the only beneficial owners known to the Company as of March 27, 1997 of more than 5% of the outstanding shares of Common Stock.

                                               SHARES OF COMMON
              NAME AND ADDRESS                STOCK BENEFICIALLY           PERCENT
             OF BENEFICIAL OWNER                    OWNED                  OF CLASS
             -------------------              ------------------           --------
      FMR Corp(1)                                 4,306,580                  9.9%
       82 Devonshire Street
       Boston, MA 02109
      Scudder, Stevens & Clark, Inc.(2)           2,201,257                  5.1%
       Two International Place
       Boston, MA 02110

--------
(1) Information as to the beneficial ownership of shares of Common Stock is based on the February 14, 1997 Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission ("SEC"). Such filing indicates that the shareholder has sole voting power with respect to 303,800 of these shares and sole dispositive power with respect to 4,306,580 of these shares.
(2) Information as to the beneficial ownership of shares of Common Stock is based on the February 13, 1997 Schedule 13G filed by Scudder, Stevens & Clark, Inc. with the SEC. Such filing indicates that Scudder has sole voting power with respect to 475,500 of these shares and sole dispositive power with respect to 2,201,257. Further, Scudder disclaims beneficial ownership of the shares.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of March 27, 1997, the beneficial ownership of shares of Common Stock of each Director, each Executive Officer named in the Summary Compensation Table above, and all Directors and Executive Officers of the Company, as a group.

                                                     SHARES
                                        SHARES     ACQUIRABLE   TOTAL SHARES
                                     BENEFICIALLY UPON EXERCISE BENEFICIALLY
        NAME                            OWNED     OF OPTIONS(2)   OWNED(3)
        ----                         ------------ ------------- ------------
   Directors
     Joseph W. Brown, Jr.(4)             2,886           --         2,886
     David C. Clapp                        498           --           498
     Gary C. Dunton                         98           --            98
     David H. Elliott                   24,860(1)    139,390      164,250
     Claire L. Gaudiani(4)               1,601           --         1,601
     William H. Gray, III(4)               638           --           638
     Freda S. Johnson(4)                 3,907           --         3,907
     Daniel P. Kearney(5)                  970           --           970
     James A. Lebenthal(4)               3,883           --         3,883
     Pierre-Henri Richard                   90           --            90
     John A. Rolls(4)                    1,886           --         1,886
     Richard L. Weill                   10,014(1)     87,480       97,494
   Executive Officers
     James E. Malling                    3,091(1)     29,480       32,571
     Julliette S. Tehrani                6,448(1)     43,512       49,960
     Neil G. Budnick                     2,673(1)     10,540       13,213
     All of the above and other
      Executive Officers as a group     66,825(1)    312,302      379,127

--------
(1) This number includes shares held by the Executive Officers under the Company's exempt 401(k) Plan and includes restricted shares awarded to certain of the Executive Officers in December, 1995 and 1996.
(2) This column indicates the number of shares that are presently exercisable or will become exercisable on or before May 31, 1997 under the Company's stock option program.
(3) The percentage of shares of Common Stock beneficially owned by all Directors and Executive Officers as a group is 0.9% of the shares of Common Stock outstanding.
(4) This number includes (a) Common Stock equivalent deferral units held under the Company's Deferred Compensation and Stock Ownership Plan for Non-Employee Directors and (b) Common Stock units awarded under the restricted stock compensation plan. (See the discussion of these plans under "The Board of Directors and its Committees").
(5) Mr. Kearney may be deemed to have a beneficial ownership interest in the shares of Common Stock held by one of the Founding Shareholders (Aetna, see below).

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Ownership of and transactions in the Company's stock by executive officers and Directors of the Company are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934. To the Company's knowledge all such required filings were made except:
Form 4 filings with respect to the exercise of options were filed one week late for three executive officers.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION OF THE COMPANY

  The Municipal Bond Insurance Association (the "Association") was organized in 1973 as an unincorporated association through which its members wrote municipal bond insurance on a several and not joint basis. Since 1981, the Association's five members, and their respective percentages of liability on Association policies, were as follows: The Aetna Casualty and Surety Company ("Aetna") (33%), Fireman's Fund Insurance Company (30%), CIGNA Property and Casualty Insurance Company (formerly, Aetna Insurance Company) (12%), and The Continental Insurance Company ("Continental") (10%) (together with certain of their affiliates, referred to collectively as the "Founding Shareholders" and individually as a "Founding Shareholder"), and The Travelers Indemnity Company ("Travelers") (15%). The business of the Association was reorganized in December 1986 by the establishment of the Company, the contribution by the Founding Shareholders of their interests in the Association and the reinsurance by the Company of substantially all of the Founding Shareholders' net insurance written. The members of the Association remain liable to municipal bond investors, severally and not jointly, for their respective shares of the Association guarantee represented by the ceded Association insurance policies. However, the Founding Shareholders transferred to MBIA Corp. virtually all of their net unearned premium reserve on these Association policies, and MBIA Corp. agreed to indemnify the Founding Shareholders for their respective shares of any claims under such insurance policies.

SUBSEQUENT REINSURANCE AND INSURANCE TRANSACTIONS WITH FOUNDING SHAREHOLDERS

  On September 30, 1989, the Founding Shareholders agreed to endorse the reinsurance agreements among the Founding Shareholders and MBIA Corp. to specifically exclude a portfolio of eight real estate projects from the terms of the reinsurance agreements. As a result, on September 30, 1989, the portfolio ceased to be an obligation of MBIA Corp., and MBIA Corp. ceded to the Founding Shareholders reinsurance premiums equal to their net unearned premium reserve on the ceded business, totaling approximately $6.5 million determined in accordance with generally accepted accounting principles.

  In 1993, MBIA Corp. assumed the remaining portion of Travelers' risk on the Association policies as well as the $10.8 million of deferred premium revenue associated with those policies.

  Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the Founding Shareholders and Travelers which had their S&P rating downgraded from AAA with respect to their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amount to Citibank, N.A., the fiscal agent under related Fiscal Agency Agreements, which in turn will disburse the surety bond payments to the designated Association policy beneficiaries. The aggregate amount payable by MBIA Corp. on these surety bonds is limited to $340 million.

SHAREHOLDERS' AGREEMENT

  Under the Amended and Restated Shareholders' Agreement (the "Shareholders' Agreement") among the Company, the Founding Shareholders and Credit Local de France (the Founding Shareholders and Credit Local de France are referred to herein as the "Shareholders"), subject to certain limitations, until July 1, 1997 each of the Shareholders has the right individually to require one registration under the Securities Act of all or a portion of its shares of Common Stock, to participate collectively with each other Shareholder in one such registration, and to include its shares in a registration under the Securities Act initiated by another Shareholder or by the Company. The Shareholders are responsible for all expenses in connection with the registration of their shares. Aetna and Credit Local de France are the only Shareholders that currently own Common Stock of the

Company. All other provisions of the Shareholders' Agreement, including voting rights and the right to approve certain corporate actions, have expired.

  Pursuant to terms of the Shareholders' Agreement which have now expired, the Shareholders caused the election of certain directors to the Company's Board of Directors. Individuals with relationships to the Shareholders during the preceding three years who are currently members of the Company's Board of Directors are Daniel P. Kearney and Pierre-Henri Richard.

EMPIRE STATE MUNICIPAL EXEMPT TRUSTS, GUARANTEED SERIES

  MBIA Corp. insures municipal bonds held by certain of the Guaranteed Series of Empire State Municipal Exempt Trusts. One of the co-sponsors of the Guaranteed Series of Empire State Municipal Exempt Trusts is Lebenthal & Co., Inc., the chairman of which is James A. Lebenthal, a director of the Company. The Company believes the terms of the insurance policies and the premiums charged are no less favorable to MBIA Corp. than the terms and premium levels for other similar unit investment trusts.

INSURANCE COVERAGE

  The Company has obtained insurance from an affiliate of Aetna to provide its directors and officers (and their heirs and other legal representatives) specified coverages against certain liabilities. The premium for 1996 coverage paid to Aetna was $90,000. The Company has also obtained employee health insurance from Aetna Life Insurance Company, an affiliate of Aetna. Premiums paid in 1996 by the Company for this coverage totaled $1,769,561. In addition, the Company has obtained dental insurance from an affiliate of CIGNA Corporation, for which it paid a premium of $318,632 in 1996. The Company has also obtained life insurance policies from Aetna Life Insurance Company for 28 key employees for which it paid a premium of $318,911 for 1996. The Company believes that the terms of the above mentioned insurance are no less favorable to the Company than the terms of similar insurance available from unaffiliated persons.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for the 1998 Annual Meeting of Shareholders must be received at the principal executive offices of the Company, 113 King Street, Armonk, New York 10504, no later than November 21, 1997, in order to be considered for inclusion in the Company's Proxy Statement for such Meeting.

                                 MISCELLANEOUS

  The cost of preparing and mailing this notice and statement and the enclosed form of proxy will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegraph by directors, officers and regular employees of the Company, without extra compensation and at the Company's expense. The Company will also request bankers and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, New York, New York to assist in soliciting proxies for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE ON REQUEST BY WRITING TO THE CORPORATE MARKETING DEPARTMENT, MBIA INC., 113 KING STREET, ARMONK, NEW YORK 10504.

                                          By order of the Board of Directors,


                                          /s/ Louis G. Lenzi
                                          Louis G. Lenzi
                                          Secretary

                                                                Please mark [X]
                                                                your vote as
                                                                indicated in
                                                                the example

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR election of Directors and FOR item 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS   (INSTRUCTION: To withhold authority to vote for any
                           individual nominee, write that nominee's name on the line provided below.)

        FOR         WITHHOLD
        ALL       AUTHORITY FOR
      NOMINEES    ALL NOMINEES
        [  ]         [  ]

2.  APPROVAL OF APPOINTMENT OF COOPERS &
    LYBRAND AS INDEPENDENT AUDITORS.

       FOR        AGAINST      ABSTAIN
      [   ]        [   ]        [   ]


                           ____________________________________________________
                                                 Signature(s)

                           Dated:________________________________________, 1997

                           NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                 PLEASE RETURN THIS PROXY CARD PROMPTLY
                                      USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE






                                   MBIA INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                            THURSDAY, MAY 15, 1997
                                  10:00 A.M.

                            Corporate Headquarters
                                   MBIA INC.
                                113 King Street
                            Armonk, New York 10504

                                   MBIA INC.

            ANNUAL MEETING OF SHAREHOLDERS--THURSDAY, MAY 15, 1997
                      THE PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS OF MBIA INC.

The undersigned hereby appoints James. A. Lebenthal and Freda S. Johnson and each of them, the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA INC. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA INC., 113 King Street, Armonk, New York, on Thursday, May 15, 1997, at 10:00 A.M., New York time, and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the following matters, as described in the MBIA INC. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Election of Directors, Nominees: Joseph W. Brown, Jr., David C. Clapp, Gary C. Dunton, David H. Elliott, Claire L. Gaudlanl, William H. Gray, III, Freda S. Johnson, Daniel P. Kearney, James A. Lebenthal, Pierre H. Richard, John A. Rolls and Richard L. Weill.

                 (Continued and to be signed on reverse side)
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE